Exhibit 99.1

Alpine 4's Subsidiary, Morris Sheet Metal Corp (MSM) Awarded $4.5 Million (US) in New Production Work for 2019

Phoenix, Ariz. – 06/03/2019 Alpine 4 Technologies’ (OTCQB:ALPP) subsidiary Morris Sheet Metal Corp (MSM), today announced that it has secured an additional $4.5m in new production work for 2019.

MSM has provided mechanical contracting services to its customers across the US since 1998.

Tom Laubhan VP of Operations MSM had this to say; “Morris Sheet Metal and JTD Spiral have progressed in their Alpine 4 optimization plan and expect to see a 35% increase in revenue over 2018.  In the first five months of 2019 we have secured over 4.5 million in additional contracts.  We anticipate a strong 2020 with many new projects in development.”

About Alpine 4 Technologies:

Alpine 4 Technologies, Ltd (ALPP) is a publicly traded conglomerate that is acquiring businesses that fit into its disruptive DSF business model of Drivers, Stabilizers, and Facilitators.   At Alpine 4, we understand the nature of how technology and innovation can accentuate a business.  Our focus is on how the adaptation of new technologies, including brick and mortar businesses, can drive innovation.   We also believe that our holdings should benefit synergistically from each other and that the ability to have collaboration across varying industries can spawn new ideas and create fertile ground for competitive advantages.

Source: Alpine 4 Technologies, Ltd

Ian Kantrowitz:  Director of IR

investorreleations@alpine4.com

Forward-Looking Statements:

The information disclosed in this press release is made as of the date hereof and reflects Alpine 4 most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Alpine 4 believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Alpine 4 disclaims any intention or obligation to update the forward-looking statements for subsequent events.